UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
 SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
 SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
 OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number  0-1732

                     MOSINEE PAPER CORPORATION
      (Exact name of registrant as specified in its charter)

      1244 KRONENWETTER DRIVE, MOSINEE, WISCONSIN 54455-9099
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, NO PAR VALUE
     (Title of each class of securities covered by this Form)

                                NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   X     Rule 12h-3(b)(1)(i)  ___
          Rule 12g-4(a)(1)(ii) ___    Rule 12h-3(b)(1)(ii) ___
          Rule 12g-4(a)(2)(i)  ___    Rule 12h-3(b)(2)(i)  ___
          Rule 12g-4(a)(2)(ii) ___    Rule 12h-3(b)(2)(ii) ___
                                      Rule 15d-6           ___

     Approximate number of holders of record as of the certification or notice date: One. Company has been merged with wholly-owned subsidiary of Wausau Paper Mills Company.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Mosinee Paper Corporation has caused this certifica-tion/notice to be signed on its behalf by the undersigned duly authorized person.

 Date:  December 17, 1997      By: KELA FRY FELDMAN
                                   Kela Fry Feldman, Ruder, Ware
                                   & Michler, A Limited Liability
                                   S.C., Counsel to Registrant